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                      May 17, 2023

       Rajiv Shukla
       Chief Executive Officer and Chairman
       Alpha Healthcare Acquisition Corp. III
       1177 Avenue of the Americas
       New York, NY 10036

                                                        Re: Alpha Healthcare
Acquisition Corp. III
                                                            Form 10-K For the
fiscal year ended December 31, 2022
                                                            Filed March 17,
2023
                                                            File No. 001-40228

       Dear Rajiv Shukla:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Industrial Applications and

                      Services